ACCOUNTANT'S CONSENT

We consent to incorporation by reference in the Registration Statement (No. 33-33180) on Form S-8 of Canisco Resources, Inc. of our reports dated May 23, 1997, relating to the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as March 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for the years ended March 31, 1997, the six months ended March 31, 1996, and the years ended September 30, 1995 and 1994, which reports appear in the March 31, 1997 annual report on Form 10-K of Canisco Resources, Inc.

Atlanta, Georgia
June 25, 1997









Exhibit 23